MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)

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
                                                                         Year Ended December 31,
                                                        ---------------------------------------------------------
                                                           2006        2005        2004       2003        2002
                                                        ----------  ----------  ----------  ---------   ---------
Earnings:
   Pre-tax income from continuing operations before
   cumulative effect of a change in accounting
   principle and before adjustment for minority
   interest and equity earnings (including
   amortization of excess cost of equity investments)
   per statements of income...........................  $  935,700   $ 757,934  $  783,368  $ 632,933   $ 549,536
Add:
   Fixed charges......................................     374,386     293,963     215,642    188,483     184,678
   Amortization of capitalized interest...............       1,216         808         589        447         329
   Distributed income of equity investees.............      67,865      63,098      65,248     83,000      77,735
Less:
   Interest capitalized from continuing operations....     (18,368)     (9,830)     (6,378)    (5,310)     (5,778)
   Minority interest in pre-tax income of subsidiaries
   with no fixed charges..............................        (503)       (408)       (128)        16           --
                                                        ----------  ----------  ----------  ---------   ---------
   Income as adjusted.................................  $1,360,296  $1,105,565  $1,058,341  $ 899,569   $ 806,500
                                                        ----------  ----------  ----------  ---------   ---------


Fixed charges:
   Interest and debt expense, net per statements
   of income (includes amortization of debt discount,
   premium, and debt issuance costs; excludes
   capitalized interest)..............................  $  356,365  $  278,188  $  202,550  $ 188,087   $ 184,057
Add:
   Portion of rents representative of the interest
   factor.............................................      18,021      15,775      13,092        396         621
                                                        ----------  ----------  ----------  ---------   ---------
   Fixed charges......................................  $  374,386  $  293,963  $  215,642  $ 188,483   $ 184,678
                                                        ----------  ----------  ----------  ---------   ---------


Ratio of earnings to fixed charges....................        3.63        3.76        4.91       4.77        4.37
                                                        ==========  ==========  ==========  =========   =========
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